Exhibit 99.4

FERRELLGAS ANNOUNCES EXTENSION AND UPSIZING OF CREDIT
FACILITY; PARTNERSHIP CONCLUDES MATERIAL ENHANCEMENTS TO
CAPITAL STRUCTURE

OVERLAND PARK, Kan., October 22, 2013 /PRNewswire-FirstCall/ — Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP), today announced the closing of its new $500 million senior secured working capital credit facility due 2018. The facility replaces the partnership’s former $400 million senior secured credit facility due 2016.

“We are very pleased with the successful refinancing of our working capital line of credit and believe it shows the strong support of our long-term strategic lenders,” commented Ryan VanWinkle, Executive Vice President and Chief Financial Officer. “Through this refinancing, we significantly improve our borrowing capacity to fund both our working capital and future growth needs in addition to improving upon our borrowing rate which will reduce partnership interest expense going forward.”

Yesterday, the partnership announced the pricing of $325 million of 6.75% senior notes due 2022.  These senior notes were issued to refinance the partnership’s outstanding 9.125% senior notes due 2017.  Mr. VanWinkle concluded, “These transactions materially enhance our capital structure and will meaningfully improve the partnership’s liquidity and interest expense for years to come.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P. (NYSE: FGP), Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530
Scott Brockelmeyer, Media Relations, 913-661-1830